Exhibit 99.1

VCA Antech, Inc. Reports Third Quarter Results

    LOS ANGELES--(BUSINESS WIRE)--Oct. 26, 2004--VCA Antech, Inc.
(Nasdaq:WOOF):

    -- Third quarter diluted earnings per common share was $0.21 (a 16.7% increase compared to adjusted diluted earnings per common share in the comparable prior year period).

    --  Third quarter reported revenue increased 27.4% to a record
        $183.4 million.

    -- Third quarter reported net income increased to $17.3 million (a 19.7% increase compared to adjusted net income in the comparable prior year period).

    VCA Antech, Inc. (Nasdaq:WOOF), a leading animal health care company in the United States, today reported financial results for the third quarter ended September 30, 2004 as follows: revenue increased 27.4% to a third quarter record of $183.4 million; reported net income increased to $17.3 million; and reported diluted earnings per common share increased to $0.21.
    Reported net income and reported diluted earnings per common share for the quarter ended September 30, 2003 included an after-tax charge of $1.0 million for debt retirement costs. Excluding this item from 2003, adjusted net income increased 19.7% and adjusted diluted earnings per common share increased 16.7%.
    The Company also reported the financial results for the nine months ended September 30, 2004 as follows: revenue increased 20.7% to $497.6 million; reported net income increased to $50.3 million; and reported diluted earnings per common share increased to $0.60.
    Reported net income and reported diluted earnings per common share for the nine months ended September 30, 2004 included (i) an after-tax charge of $478,000 for debt retirement costs and (ii) an after-tax benefit of $1.1 million for the settlement of an insurance claim relating to a prior legal settlement. Reported net income and reported diluted earnings per common share for the nine months ended September 30, 2003 included an after-tax charge of $5.4 million for debt retirement costs. Excluding these items, adjusted net income increased 25.9% to $49.6 million, and adjusted diluted earnings per common share increased 25.0% to $0.60.
    Bob Antin, Chairman and CEO, stated, "We had another excellent and productive quarter marked by continued growth in our core businesses, despite the impact of hurricanes in the Southeastern United States. For the quarter, adjusted diluted earnings per common share increased by 16.7% from $0.18 to $0.21. The hurricanes resulted in an aggregate loss of 58 business days for impacted animal hospitals and a reduction in laboratory revenue in the affected markets.
    "Our laboratory internal revenue growth for the third quarter of 2004 was 9.2%. Excluding the Florida market, which was the market most significantly impacted by the hurricanes, our laboratory internal revenue growth was 10.1% for the quarter. The 9.2% growth in revenue generated an increase in laboratory gross profit of 12.4% to $22.2 million and an increase in laboratory gross profit margins to 43.8% from 42.6% in 2003.
    "The integration of National PetCare Centers, Inc. ("NPC") animal hospitals, which we acquired on June 1, 2004, continues to proceed well. Revenue and gross profit for NPC's animal hospitals met our expectations. Our consolidated animal hospital segment revenue growth for the third quarter of 2004 was 36.3%. However, as expected, NPC's gross profit margins, which are lower than our existing margins, resulted in a reduction in our consolidated animal hospital segment gross profit margins, which decreased from 21.3% in 2003 to 20.2% in 2004.
    "Our animal hospital same-store revenue growth for the third quarter of 2004 was 2.8%. Same-store animal hospital gross profit margins declined from 21.4% to 21.0% primarily due to decreased margins at two specialty/referral practices located in Chicago and Manhattan as the result of interruptions in business operations due to expansion activities at these sites. Margins on these practices are expected to return to historical norms as the expansion is completed and operations return to normal.
    "We incurred integration costs related to the acquisition of NPC in the amount of approximately $670,000 and $1.2 million for the three and nine months ended September 30, 2004, respectively. These costs are within management's forecasts. The integration process is substantially complete and we expect to incur nominal costs during the fourth quarter of 2004. These costs are included in corporate selling, general and administrative expense. Because the NPC animal hospitals have historically had lower gross profit margins than our existing animal hospitals, we anticipate lower margins in our animal hospital segment for the next several quarters. We remain excited about the opportunities to achieve shared synergies as we continue to integrate the two companies."
    The Company completed its acquisition of Sound Technologies, Inc. on October 1, 2004, following the close of the third quarter.

    Non-GAAP Financial Measures

    We believe investors' understanding of our total performance is enhanced by disclosing adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted earnings per common share. We define adjusted net income, adjusted operating income, adjusted operating margin and adjusted diluted earnings per common share as the reported items, adjusted to exclude certain significant items. For the periods presented in this press release, the only significant item that was excluded from adjusted operating income and adjusted operating margin was a litigation settlement reimbursement recognized during the first quarter of 2004 as a result of the Company settling a claim with its insurance company. The only significant items excluded from adjusted net income were the litigation settlement reimbursement recognized during the first quarter of 2004, debt retirement costs incurred during the second quarter of 2004 and debt retirement costs incurred during the first and third quarters of 2003. Adjusted diluted earnings per common share is adjusted net income divided by diluted common shares outstanding.
    Management uses adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted earnings per common share because they exclude the effects of the litigation settlement reimbursement and debt retirement costs that we believe are not representative of our core operations for the periods presented. As a result, these non-GAAP financial measures help to provide meaningful comparisons of our overall performance from one reporting period to another and meaningful assessments of our future performance and related trends.
    We also believe that disclosing animal hospital adjusted operating margin enhances investors' understanding of our animal hospital division's performance. We define animal hospital adjusted operating margin as reported operating margin adjusted to exclude certain items. For the periods reported in this press release, the only item that was excluded from animal hospital adjusted operating margin was a third quarter 2003 impairment charge of $392,000 for the write-down of real estate.
    There are material limitations associated with the use of these non-GAAP financial measures: adjusted operating income and adjusted operating margin exclude the impact of significant items (in this case, the litigation settlement reimbursement); animal hospital adjusted operating margin does not include the impact of significant items (in this case, an impairment charge); adjusted net income excludes the impact of significant items (in this case, the litigation settlement reimbursement and debt retirement costs) on current performance; and adjusted diluted earnings per common share does not depict the amount accrued directly to each stockholder's benefit.
    To compensate for the limitations in the non-GAAP financial measures discussed above, our disclosures provide a complete understanding of all adjustments found in non-GAAP financial measures, and we reconcile the non-GAAP financial measures to the GAAP financial measures in the attached financial schedules titled "Supplemental Operating Data."

    Conference Call

    VCA Antech will discuss its third quarter 2004 financial results during a conference call today, October 26, 2004 at 4:30 p.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company's website at http://investor.vcaantech.com. The conference call can also be accessed via telephone by dialing 800-289-0493. Interested parties should call at least ten minutes prior to the start of the conference call to register.

    Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the ability to successfully integrate NPC into the Company's existing operations and achieve expected operating synergies following the merger; the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of competition; the effects of the Company's recent acquisitions and its ability to effectively manage its growth; the ability of the Company to service its debt; the continued implementation of the Company's management information systems; pending litigation and governmental investigations; general economic conditions; and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Form 10-K and Form 10-Q and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
    VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.


                           VCA Antech, Inc.
                 Consolidated Statements of Operations
    For the Three and Nine Months Ended September 30, 2004 and 2003
         (Unaudited -- In Thousands, Except Per Share Amounts)

                                   Three Months       Nine  Months
                                      Ended               Ended
                                   September 30,      September 30,
                                 ----------------   -----------------
                                  2004     2003      2004      2003
                                 -------  -------   -------   -------
Revenue:
 Laboratory                     $ 50,685 $ 46,429 $ 151,818 $ 134,818
 Animal hospital                 136,399  100,060   355,739   285,189
 Intercompany                     (3,732)  (2,605)   (9,908)   (7,783)
                                 -------  -------   -------   -------
                                 183,352  143,884   497,649   412,224
                                 -------  -------   -------   -------

Direct costs (1):
 Laboratory                       28,470   26,664    84,168    76,489
 Animal hospital                 108,833   78,789   284,044   226,708
 Intercompany                     (3,732)  (2,605)   (9,908)   (7,783)
                                 -------  -------   -------   -------
                                 133,571  102,848   358,304   295,414
                                 -------  -------   -------   -------

Gross profit:
 Laboratory                       22,215   19,765    67,650    58,329
 Animal hospital                  27,566   21,271    71,695    58,481
                                 -------  -------   -------   -------
                                  49,781   41,036   139,345   116,810
                                 -------  -------   -------   -------

Selling, general and
   administrative (1):
 Laboratory                        3,136    2,855     9,499     8,359
 Animal hospital                   3,423    2,516     9,227     7,538
 Corporate                         6,478    3,982    14,777    12,649
                                 -------  -------   -------   -------
                                  13,037    9,353    33,503    28,546
                                 -------  -------   -------   -------

Write-down and loss (gain) on
 sale of assets                      (12)     442        54       282
                                 -------- -------- --------- ---------

Operating income                  36,756   31,241   105,788    87,982

Interest expense, net              6,629    6,361    18,712    19,771
Other (income) expense                (9)    (129)     (185)      129
Minority interest expense            746      456     1,917     1,279
Debt retirement costs                  -    1,701       810     9,118
                                 -------  -------   -------   -------
Income before provision for
   income taxes                   29,390   22,852    84,534    57,685
Provision for income taxes        12,046    9,363    34,279    23,663
                                 -------  -------   -------   -------
Net income                      $ 17,344 $ 13,489  $ 50,255  $ 34,022
                                 =======  =======   =======   =======

Diluted earnings per common
 share (2)                         $0.21    $0.16     $0.60     $0.42
                                 =======  =======   =======   =======
Shares used for computing
   diluted earnings per common
    share (2)                     83,455   82,668    83,300    81,300
                                 =======  =======   =======   =======



                           VCA Antech, Inc.
                      Supplemental Operating Data
    For the Three and Nine Months Ended September 30, 2004 and 2003
         (Unaudited -- In Thousands, Except Per Share Amounts)

Table #1                           Three Months        Nine Months
Reconciliation of net income           Ended               Ended
 to adjusted net income            September 30,       September 30,
                                  2004      2003      2004      2003
                                 ------    ------    ------    ------

Net income                      $17,344   $13,489   $50,255   $34,022
Certain significant items:
 Debt retirement costs                -     1,701       810     9,118
 Litigation settlement
  reimbursement                       -         -    (1,124)        -
 Related income tax benefit           -      (697)     (332)   (3,738)
                                 ------    ------    ------    ------
                                      -     1,004      (646)    5,380
                                 ------    ------    ------    ------
Adjusted net income             $17,344   $14,493   $49,609   $39,402
                                 ======    ======    ======    ======

Table #2
Reconciliation of diluted
 earnings per common share to
 adjusted diluted earnings per
 common share (2)

Diluted earnings per common
 share                          $  0.21   $  0.16   $  0.60   $  0.42
Certain significant items as
 detailed in Table #1, net of
 income tax benefit                   -      0.02         -      0.06
                                 ------    ------    ------    ------
Adjusted diluted earnings per
 common share                   $  0.21   $  0.18   $  0.60   $  0.48
                                 ======    ======    ======    ======

Shares used for computing
 adjusted diluted earnings per
 common share                    83,455    82,668    83,300    81,300
                                 ======    ======    ======    ======

Table #3
Reconciliation of operating
 income to adjusted operating
 income and operating margin to
 adjusted operating margin

Revenue                        $183,352  $143,884  $497,649  $412,224
                                 ------    ------    ------    ------

Operating income                $36,756   $31,241  $105,788   $87,982
Operating margin                   20.0%     21.7%     21.3%     21.3%
Certain significant items:
 Litigation settlement
  reimbursement                       -         -    (1,124)        -
                                 ------    ------    ------    ------
Adjusted operating income       $36,756   $31,241  $104,664   $87,982
                                 ======    ======    ======    ======
Adjusted operating margin          20.0%     21.7%     21.0%     21.3%



                           VCA Antech, Inc.
               Supplemental Operating Data -- Continued
    For the Three and Nine Months Ended September 30, 2004 and 2003
                      (Unaudited -- In Thousands)

Table #4
Reconciliation of animal          Three  Months        Nine Months
 hospital operating margin to         Ended               Ended
 animal hospital adjusted         September 30,       September 30,
 operating margin               -----------------   -----------------
                                 2004      2003      2004      2003
                                -------   -------   -------   -------

Revenue                        $136,399  $100,060  $355,739  $285,189
                                =======   =======   =======   =======

Animal hospital operating
 income                        $ 24,155  $ 18,352  $ 62,415  $ 50,718
Animal hospital operating
 margin                            17.7%     18.3%     17.5%     17.8%
Certain items:
 Write-down of assets                 -       392         -       392
                                -------   -------   -------   -------
Animal hospital adjusted
 operating income              $ 24,155  $ 18,744  $ 62,415  $ 51,110
                                =======   =======   =======   =======
Animal hospital adjusted
 operating margin                  17.7%     18.7%     17.5%     17.9%

Table #5
Depreciation and amortization(1)

Depreciation and amortization
 included in direct costs:
   Laboratory                  $    809  $    794  $  2,527  $  2,347
   Animal hospital                2,682     2,363     7,619     7,144
                                -------   -------   -------   -------
                                  3,491     3,157    10,146     9,491
Other                               481       422     1,261     1,162
                                -------   -------   -------   -------
Depreciation and amortization  $  3,972  $  3,579  $ 11,407  $ 10,653
                                =======   =======   =======   =======



                           VCA Antech, Inc.
               Supplemental Operating Data -- Continued
            As of September 30, 2004 and December 31, 2003
                      (Unaudited -- In Thousands)

Table #6                                           September December
                                                      30,       31,
Selected consolidated balance sheet data             2004      2003
                                                   --------  --------

Cash                                              $  50,834 $  17,237
Accounts receivable, net                          $  25,765 $  22,335
Stockholders' equity                              $ 218,331 $ 161,923
Total assets                                      $ 723,738 $ 554,803

Debt:
 Revolving credit facility                        $       - $       -
 Senior term E notes                                223,875         -
 Senior term D notes                                      -   145,703
 9.875% senior subordinated notes                   170,000   170,000
 Other                                                3,779     1,770
 Unamortized discounts                                    -        (4)
                                                   --------  --------
    Total debt                                    $ 397,654 $ 317,469
                                                   ========  ========


         For the Nine Months Ended September 30, 2004 and 2003
                      (Unaudited -- In Thousands)

                                                  For the Nine Months
Table #7                                           Ended September 30,
                                                   ------------------
Selected cash flow and expense data                    2004      2003
                                                   --------  --------

Net cash provided by operating activities         $  71,735 $  67,690
Rent expense                                      $  15,272 $  12,196
Capital expenditures                              $  16,035 $  11,040


    Notes to Press Release

    (1) During 2004, the Company began including depreciation and amortization in direct costs and selling, general and administrative expense. Prior periods presented in this press release have been reclassified to conform to the 2004 financial statement presentation.

    (2) Diluted shares outstanding and earnings per share information presented in this release have been adjusted to reflect the 2-for-1 stock split effected in the form of a 100% stock dividend which was distributed on August 25, 2004.

    CONTACT: VCA Antech, Inc.
             Tom Fuller, 310-571-6505